Exhibit 99.1

News Release

Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501
www.airproducts.com

Air Products Reports Fiscal 2021 Third Quarter GAAP EPS# of $2.36 and Adjusted EPS* of $2.31

Q3 FY21 (comparisons versus prior year):
•GAAP EPS of $2.36, up 17 percent; GAAP net income of $532 million, up 16 percent; and GAAP net income margin of 20.4 percent, down 170 basis points.
•Adjusted EPS* of $2.31, up 15 percent; adjusted EBITDA margin* of 37.5 percent, down 520 basis points.

Q3 FY21 Highlights
•Advancing the hydrogen energy transition:
◦Announced plans to build landmark net-zero hydrogen energy complex in Edmonton, Alberta, Canada, setting the stage for Air Products to operate the most competitive and lowest-carbon-intensity hydrogen network in the world; the facility’s combination of advanced hydrogen reforming technology, carbon capture and storage, and hydrogen-fueled electricity generation makes net-zero possible.

◦Formed strategic global collaboration with Baker Hughes to develop next generation hydrogen compression to lower the cost of production and accelerate the adoption of hydrogen as a zero-carbon fuel; Baker Hughes will provide Air Products with advanced hydrogen compression and gas turbine technology for global projects, including NovaLT16 turbines for the net-zero hydrogen energy complex in Edmonton and advanced compression technology for the NEOM carbon-free hydrogen project.

◦Announced memorandum of understanding with Cummins Inc. to accelerate the integration of hydrogen fuel cell trucks in the Americas, Europe and Asia; Cummins will provide hydrogen fuel cell electric powertrains integrated into selected OEM partners’ heavy-duty trucks for Air Products, as Air Products begins the process of converting its global fleet of distribution vehicles to hydrogen fuel cell vehicles.

•Announced CFO succession plan that will see Scott Crocco retiring on September 30, 2021 following a distinguished, 31-year career with the Company, and Melissa Schaeffer assuming leadership responsibility for Air Products' worldwide Finance organization on August 10, 2021.

•Updated Capital Deployment Scorecard, demonstrating that the original capital deployment commitment was met and significant investment capacity remains for sustainability-driven growth projects.

•Published 2021 Sustainability Report, providing stakeholders with economic, environmental and social performance data and highlighting the Company's sustainability goals and growth opportunities.

Major Project Updates
•Lu'An: Facility is operating.
•Jazan: Expect to close during this fiscal year.

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Guidance
•Fiscal 2021 full-year adjusted EPS guidance* of $8.95 to $9.05, up approximately eight percent over prior year adjusted EPS*; fiscal 2021 fourth quarter adjusted EPS guidance* of $2.44 to $2.54, up 11 to 16 percent over prior year fourth quarter adjusted EPS*. This guidance does not include the Jazan transaction.
•Expect fiscal year 2021 capital expenditures* of approximately $2.5 billion. This guidance does not include the Jazan transaction.

#Earnings per share is calculated and presented on a diluted basis from continuing operations attributable to Air Products.
*Certain results in this release, including in the highlights above, include references to non-GAAP financial measures on a consolidated, continuing operations basis and a segment basis. Additional information regarding these measures and reconciliations of GAAP to non-GAAP historical results can be found below. In addition, as discussed below, it is not possible, without unreasonable efforts, to identify the timing or occurrence of events and transactions that could significantly impact future GAAP EPS or cash flow used for investing activities if they were to occur.

LEHIGH VALLEY, Pa. (August 9, 2021) - Air Products (NYSE:APD) today reported third quarter fiscal 2021 GAAP EPS from continuing operations of $2.36, up 17 percent; GAAP net income of $532 million, up 16 percent; and GAAP net income margin of 20.4 percent, down 170 basis points, each versus prior year.

On a non-GAAP basis, adjusted EPS from continuing operations of $2.31 was up 15 percent; adjusted EBITDA* of $976 million was up 11 percent; and adjusted EBITDA margin of 37.5 percent was down 520 basis points, each versus prior year. Non-GAAP adjusted EPS excludes a $0.05 tax benefit, primarily resulting from reserve adjustments related to a 2017 tax election on a non-U.S. subsidiary.

Third quarter sales of $2.6 billion increased 26 percent on 12 percent higher volumes, six percent higher energy cost pass-through, six percent favorable currency, and two percent higher pricing. Volumes increased as COVID-19 recovery, new plants, and acquisitions more than offset reduced contributions from the Lu’An facility in China.

Commenting on the results, Air Products' Chairman, President and Chief Executive Officer Seifi Ghasemi said, "The stability of our business and the dedication of our people have been on full display, as we continue to deliver strong financial results despite the challenges of the pandemic. Our sales, adjusted EBITDA and adjusted EPS grew double digits this quarter versus prior-year quarter, and our price and volume continue to be strong. We continue to build on what we do best, driving the energy transition by developing, owning and operating world-scale, sustainability-driven projects and forming strategic partnerships that enhance our leadership positions.”

Fiscal Third Quarter Results by Business Segment
•Industrial Gases - Americas sales of $1,063 million were up 25 percent over the prior year on 10 percent higher energy cost pass-through; nine percent higher volumes, driven by merchant COVID-19 recovery, higher medical oxygen sales in South America, and one-time items; four percent higher pricing; and two percent favorable currency. Operating income of $286 million increased 15 percent and adjusted EBITDA of $465 million increased 13 percent, as higher volumes, pricing and one-time items more than offset power and other cost inflation and higher maintenance costs. Operating margin of 26.9 percent decreased 230 basis points, with higher energy cost pass-through accounting for approximately 250 basis points of the decline. Adjusted EBITDA margin of 43.7 percent decreased 470 basis points, with higher energy cost pass-through accounting for approximately 400 basis points of the decline.

•Industrial Gases - EMEA sales of $623 million increased 45 percent over the prior year on 24 percent higher volumes, driven primarily by COVID-19 recovery and acquisitions; 12 percent favorable currency; eight percent higher energy cost pass-through; and one percent higher pricing. Operating income of $140 million increased 33 percent and adjusted EBITDA of $212 million increased 25 percent, primarily driven by the higher volumes. Operating margin of 22.5 percent decreased 200 basis points, with higher energy cost pass-through accounting for approximately 100 basis points of the decline and the remainder mainly due to power and other cost inflation. Adjusted EBITDA margin of 34.1 percent decreased 540 basis points, with higher energy cost pass-through accounting for approximately 200 basis points of the decline and the remainder mainly due to power and other cost inflation.

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•Industrial Gases - Asia sales of $752 million increased 15 percent from the prior year on eight percent favorable currency, six percent higher volumes, and one percent higher pricing. Higher merchant volumes and new plants were partially offset by reduced contributions from Lu'An. Operating income of $219 million decreased one percent, as reduced contributions from Lu’An and higher costs were mostly offset by favorable currency and higher volumes from merchant and new plants. Operating margin of 29.1 percent decreased 490 basis points. Adjusted EBITDA of $356 million increased nine percent, as higher volumes, equity affiliate income, and favorable currency more than offset the reduced contributions from Lu’An and higher costs. Adjusted EBITDA margin of 47.4 percent decreased 270 basis points.

Outlook
Air Products expects full-year fiscal 2021 adjusted EPS guidance of $8.95 to $9.05, up approximately eight percent over prior year adjusted EPS. For the fiscal 2021 fourth quarter, Air Products' adjusted EPS guidance is $2.44 to $2.54, up 11 to 16 percent over fiscal 2020 fourth quarter adjusted EPS. This guidance does not include the Jazan transaction.
Air Products expects capital expenditures of approximately $2.5 billion for full-year fiscal 2021. This guidance does not include the Jazan transaction.
Management has provided adjusted EPS guidance on a continuing operations basis, which excludes the impact of certain items that we believe are not representative of our underlying business performance, such as the incurrence of additional costs for cost reduction actions and impairment charges, or the recognition of gains or losses on disclosed items. It is not possible, without unreasonable efforts, to predict the timing or occurrence of these events or the potential for other transactions that may impact future GAAP EPS or the effective tax rate. Furthermore, it is not possible to identify the potential significance of these events in advance, but any of these events, if they were to occur, could have a significant effect on our future GAAP EPS. Management therefore is unable to reconcile, without unreasonable effort, the Company’s forecasted range of adjusted EPS and effective tax rate to a comparable GAAP range.

Earnings Teleconference
Access the Q3 earnings teleconference scheduled for 8:30 a.m. Eastern Time on August 9, 2021 by calling 323-994-2093 and entering passcode 7037306 or access the Event Details page on Air Products’ Investor Relations website.
About Air Products
Air Products (NYSE:APD) is a world-leading industrial gases company in operation for 80 years. Focused on serving energy, environment and emerging markets, the Company provides essential industrial gases, related equipment and applications expertise to customers in dozens of industries, including refining, chemical, metals, electronics, manufacturing, and food and beverage. Air Products is also the global leader in the supply of liquefied natural gas process technology and equipment. The Company develops, engineers, builds, owns and operates some of the world's largest industrial gas projects, including: gasification projects that sustainably convert abundant natural resources into syngas for the production of high-value power, fuels and chemicals; carbon capture projects; and world-scale carbon-free hydrogen projects supporting global transportation and the energy transition.

The Company had fiscal 2020 sales of $8.9 billion from operations in 50 countries and has a current market capitalization of about $65 billion. More than 19,000 passionate, talented and committed employees from diverse backgrounds are driven by Air Products’ higher purpose to create innovative solutions that benefit the environment, enhance sustainability and address the challenges facing customers, communities, and the world. For more information, visit www.airproducts.com or follow us on LinkedIn, Twitter, Facebook or Instagram.

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Cautionary Note Regarding Forward-Looking Statements: This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about earnings guidance, business outlook and investment opportunities. These forward-looking statements are based on management’s expectations and assumptions as of the date of this release and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including, without limitation: the duration and impacts of the COVID-19 global pandemic and efforts to contain its transmission, including the effect of these factors on our business, our customers, economic conditions and markets generally; changes in global or regional economic conditions, inflation and supply and demand dynamics in market segments we serve, or in the financial markets that may affect the availability and terms on which we may obtain financing; risks associated with having extensive international operations, including political risks, risks associated with unanticipated government actions and risks of investing in developing markets; project delays, contract terminations, customer cancellations or postponement of projects and sales; future financial and operating performance of major customers and joint venture partners; our ability to develop, implement, and operate new technologies; our ability to execute the projects in our backlog; our ability to develop, operate and manage costs of large scale and technically complex projects, including gasification projects; tariffs, economic sanctions and regulatory activities in jurisdictions in which we and our affiliates and joint ventures operate; the impact of environmental, tax or other legislation, as well as regulations affecting our business and related compliance requirements, including legislation or regulations related to global climate change; changes in tax rates and other changes in tax law; the timing, impact and other uncertainties relating to acquisitions and divestitures, including our ability to integrate acquisitions and separate divested businesses, respectively; risks relating to cybersecurity incidents, including risks from the interruption, failure or compromise of our information systems; catastrophic events, such as natural disasters and extreme weather events, public health crises, acts of war, or terrorism; the impact on our business and customers of price fluctuations in oil and natural gas and disruptions in markets and the economy due to oil and natural gas price volatility; costs and outcomes of legal or regulatory proceedings and investigations; asset impairments due to economic conditions or specific events; significant fluctuations in interest rates and foreign currency exchange rates from those currently anticipated; damage to facilities, pipelines or delivery systems, including those we own or operate for third parties; availability and cost of raw materials; the success of productivity and operational improvement programs; and other risk factors described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2020. Except as required by law, we disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in the assumptions, beliefs, or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.
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Media Inquiries:
Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com
Investor Inquiries:
Simon Moore, tel: (610) 481-7461; email: mooresr@airproducts.com
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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended		Nine Months Ended
	30 June		30 June
(Millions of dollars, except for share and per share data)	2021	2020	2021	2020
Sales	$2,604.7	$2,065.2	$7,481.9	$6,536.2
Cost of sales	1,801.9	1,344.9	5,179.8	4,291.6
Facility closure	—	—	23.2	—
Selling and administrative	213.3	176.9	626.3	580.3
Research and development	23.2	19.9	67.8	56.8
Gain on exchange with joint venture partner	—	—	36.8	—
Company headquarters relocation income (expense)	—	—	—	33.8
Other income (expense), net	10.8	15.7	43.1	36.1
Operating Income	577.1	539.2	1,664.7	1,677.4
Equity affiliates' income	63.2	51.2	202.3	197.6
Interest expense	35.6	32.1	108.4	70.1
Other non-operating income (expense), net	21.1	8.1	56.5	24.3
Income From Continuing Operations Before Taxes	625.8	566.4	1,815.1	1,829.2
Income tax provision	101.7	109.3	337.5	378.5
Income From Continuing Operations	524.1	457.1	1,477.6	1,450.7
Income (Loss) from discontinued operations, net of tax	8.2	—	18.5	(14.3)
Net Income	532.3	457.1	1,496.1	1,436.4
Net income (loss) attributable to noncontrolling interests of continuing operations	(1.3)	10.6	7.4	36.5
Net Income Attributable to Air Products	$533.6	$446.5	$1,488.7	$1,399.9

Net Income Attributable to Air Products
Net income from continuing operations	$525.4	$446.5	$1,470.2	$1,414.2
Net income (loss) from discontinued operations	8.2	—	18.5	(14.3)
Net Income Attributable to Air Products	$533.6	$446.5	$1,488.7	$1,399.9

Per Share Data*
Basic EPS from continuing operations	$2.37	$2.02	$6.63	$6.40
Basic EPS from discontinued operations	0.04	—	0.08	(0.06)
Basic EPS Attributable to Air Products	$2.41	$2.02	$6.72	$6.33
Diluted EPS from continuing operations	$2.36	$2.01	$6.61	$6.36
Diluted EPS from discontinued operations	0.04	—	0.08	(0.06)
Diluted EPS Attributable to Air Products	$2.40	$2.01	$6.69	$6.30

Weighted Average Common Shares (in millions)
Basic	221.6	221.2	221.6	221.1
Diluted	222.5	222.4	222.5	222.3
*Earnings per share ("EPS") is calculated independently for each component and may not sum to total EPS due to rounding.
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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	30 June	30 September
(Millions of dollars)	2021	2020
Assets
Current Assets
Cash and cash items	$4,291.6	$5,253.0
Short-term investments	1,524.9	1,104.9
Trade receivables, net	1,419.3	1,274.8
Inventories	447.2	404.8
Prepaid expenses	132.3	164.5
Other receivables and current assets	561.5	482.9
Total Current Assets	8,376.8	8,684.9
Investment in net assets of and advances to equity affiliates	1,577.7	1,432.2
Plant and equipment, at cost	27,181.2	25,176.2
Less: accumulated depreciation	14,145.6	13,211.5
Plant and equipment, net	13,035.6	11,964.7
Goodwill, net	931.5	891.5
Intangible assets, net	444.0	435.8
Noncurrent lease receivables	763.8	816.3
Other noncurrent assets	1,122.7	943.1
Total Noncurrent Assets	17,875.3	16,483.6
Total Assets	$26,252.1	$25,168.5
Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$2,118.4	$1,833.2
Accrued income taxes	78.8	105.8
Short-term borrowings	14.3	7.7
Current portion of long-term debt	485.6	470.0
Total Current Liabilities	2,697.1	2,416.7
Long-term debt	6,892.2	7,132.9
Long-term debt – related party	274.0	297.2
Other noncurrent liabilities	1,819.0	1,916.0
Deferred income taxes	1,078.2	962.6
Total Noncurrent Liabilities	10,063.4	10,308.7
Total Liabilities	12,760.5	12,725.4
Air Products Shareholders’ Equity	13,082.9	12,079.8
Noncontrolling Interests	408.7	363.3
Total Equity	13,491.6	12,443.1
Total Liabilities and Equity	$26,252.1	$25,168.5
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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	30 June
(Millions of dollars)	2021	2020
Operating Activities
Net income	$1,496.1	$1,436.4
Less: Net income attributable to noncontrolling interest of continuing operations	7.4	36.5
Net income attributable to Air Products	1,488.7	1,399.9
(Income) Loss from discontinued operations	(18.5)	14.3
Income from continuing operations attributable to Air Products	1,470.2	1,414.2
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	988.7	874.5
Deferred income taxes	87.0	160.0
Facility closure	23.2	—
Undistributed earnings of equity method investments	(77.8)	(111.0)
Gain on sale of assets and investments	(30.3)	(36.9)
Share-based compensation	34.6	39.4
Noncurrent lease receivables	78.3	69.1
Other adjustments	(26.8)	107.6
Working capital changes that provided (used) cash, excluding effects of acquisitions:
Trade receivables	(84.3)	(106.2)
Inventories	(36.4)	(25.3)
Other receivables	53.6	(23.2)
Payables and accrued liabilities	139.8	(184.7)
Other working capital	(110.9)	(164.3)
Cash Provided by Operating Activities	2,508.9	2,013.2
Investing Activities
Additions to plant and equipment, including long-term deposits	(1,847.8)	(2,045.2)
Acquisitions, less cash acquired	(9.8)	—
Investment in and advances to unconsolidated affiliates	(75.9)	(24.4)
Proceeds from sale of assets and investments	30.0	74.3
Purchases of investments	(1,953.8)	(2,515.5)
Proceeds from investments	1,535.2	177.0
Other investing activities	4.1	2.9
Cash Used for Investing Activities	(2,318.0)	(4,330.9)
Financing Activities
Long-term debt proceeds	160.9	4,895.7
Payments on long-term debt	(462.8)	(3.4)
Net increase (decrease) in commercial paper and short-term borrowings	38.7	(48.0)
Dividends paid to shareholders	(924.7)	(807.6)
Proceeds from stock option exercises	8.1	23.2
Other financing activities	(23.3)	(54.4)
Cash (Used for) Provided by Financing Activities	(1,203.1)	4,005.5
Discontinued Operations
Cash provided by operating activities	6.7	—
Cash provided by investing activities	—	—
Cash provided by financing activities	—	—
Cash Provided by Discontinued Operations	6.7	—
Effect of Exchange Rate Changes on Cash	44.1	(15.1)
(Decrease) Increase in cash and cash items	(961.4)	1,672.7
Cash and cash items – Beginning of year	5,253.0	2,248.7
Cash and Cash Items – End of Period	$4,291.6	$3,921.4
Supplemental Cash Flow Information
Cash paid for taxes (net of refunds)	$291.5	$329.6
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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
SUMMARY BY BUSINESS SEGMENTS
(Unaudited)

(Millions of dollars)	Industrial Gases – Americas	Industrial Gases – EMEA	Industrial Gases – Asia	Industrial Gases – Global	Corporate and other	Total
Three Months Ended 30 June 2021
Sales	$1,063.3	$623.3	$751.8	$99.1	$67.2	$2,604.7
Operating income (loss)	286.0	140.1	219.1	(33.6)	(34.5)	577.1	(A)
Depreciation and amortization	154.2	58.7	113.8	2.9	6.1	335.7
Equity affiliates' income	24.6	13.5	23.5	1.6	—	63.2	(A)
Three Months Ended 30 June 2020
Sales	$849.9	$429.7	$651.9	$77.6	$56.1	$2,065.2
Operating income (loss)	248.3	105.1	221.9	(13.4)	(22.7)	539.2	(A)
Depreciation and amortization	142.8	47.3	92.9	2.3	5.3	290.6
Equity affiliates' income	19.9	17.4	11.7	2.2	—	51.2	(A)

	Industrial Gases – Americas	Industrial Gases – EMEA	Industrial Gases – Asia	Industrial Gases – Global	Corporate and other	Total
Nine Months Ended 30 June 2021
Sales	$3,052.4	$1,770.9	$2,166.8	$301.5	$190.3	$7,481.9
Operating income (loss)	775.2	421.2	632.4	(64.3)	(113.4)	1,651.1	(A)
Depreciation and amortization	459.3	171.7	331.4	8.1	18.2	988.7
Equity affiliates' income	79.2	58.8	58.9	5.4	—	202.3	(A)
Nine Months Ended 30 June 2020
Sales	$2,718.5	$1,421.1	$2,002.8	$249.5	$144.3	$6,536.2
Operating income (loss)	773.5	350.2	659.5	(29.6)	(110.0)	1,643.6	(A)
Depreciation and amortization	410.1	143.3	298.6	7.1	15.4	874.5
Equity affiliates' income	62.1	50.2	42.4	9.1	—	163.8	(A)

Total Assets
30 June 2021	$7,026.5	$4,288.1	$7,503.5	$500.4	$6,933.6	$26,252.1
30 September 2020	6,610.1	3,917.0	6,842.9	397.8	7,400.7	25,168.5
(A)Refer to the Reconciliations to Consolidated Results section below.

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Reconciliations to Consolidated Results
The table below reconciles total operating income disclosed in the table above to consolidated operating income as reflected on our consolidated income statements:

	Three Months Ended		Nine Months Ended
	30 June		30 June
Operating Income	2021	2020	2021	2020
Total	$577.1	$539.2	$1,651.1	$1,643.6
Facility closure	—	—	(23.2)	—
Gain on exchange with joint venture partner	—	—	36.8	—
Company headquarters relocation income (expense)	—	—	—	33.8
Consolidated Operating Income	$577.1	$539.2	$1,664.7	$1,677.4

The table below reconciles total equity affiliates' income disclosed in the table above to consolidated equity affiliates' income as reflected on our consolidated income statements:

	Three Months Ended		Nine Months Ended
	30 June		30 June
Equity Affiliates' Income	2021	2020	2021	2020
Total	$63.2	$51.2	$202.3	$163.8
India Finance Act 2020	—	—	—	33.8
Consolidated Equity Affiliates' Income	$63.2	$51.2	$202.3	$197.6
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RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Millions of dollars unless otherwise indicated, except for per share data)
We present certain financial measures, other than in accordance with U.S. generally accepted accounting principles ("GAAP"), on an "adjusted" or "non-GAAP" basis. On a consolidated basis, these measures include adjusted diluted earnings per share ("EPS"), adjusted EBITDA, adjusted EBITDA margin, adjusted effective tax rate, and capital expenditures. On a segment basis, these measures include adjusted EBITDA and adjusted EBITDA margin. In addition to these measures, we also present certain supplemental non-GAAP financial measures to help the reader understand the impact that certain disclosed items, or "non-GAAP adjustments," have on the calculation of our adjusted diluted EPS. For each non-GAAP financial measure, we present a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP.
Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the most directly comparable measure calculated in accordance with GAAP. We believe these non-GAAP financial measures provide investors, potential investors, securities analysts, and others with useful information to evaluate the performance of our business because such measures, when viewed together with financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results.
In many cases, non-GAAP financial measures are determined by adjusting the most directly comparable GAAP measure to exclude non-GAAP adjustments that we believe are not representative of our underlying business performance. For example, we previously excluded certain expenses associated with cost reduction actions, impairment charges, and gains on disclosed transactions. The reader should be aware that we may recognize similar losses or gains in the future. Readers should also consider the limitations associated with these non-GAAP financial measures, including the potential lack of comparability of these measures from one company to another.
When applicable, the tax impact of our pre-tax non-GAAP adjustments reflects the expected current and deferred income tax impact of our non-GAAP adjustments. These tax impacts are primarily driven by the statutory tax rate of the various relevant jurisdictions and the taxability of the adjustments in those jurisdictions.
NON-GAAP ADJUSTMENTS
Our non-GAAP adjustments for the first nine months of fiscal year 2021 are detailed below. For information related to non-GAAP adjustments for the first nine months of fiscal year 2020, refer to Exhibit 99.1 to our Current Report on Form 8-K dated 23 July 2020.
Facility Closure
In the second quarter of fiscal year 2021, we recorded a charge of $23.2 ($17.4 after-tax, or $0.08 per share) primarily for a noncash write-down of assets associated with a contract termination in the Industrial Gases – Americas segment. This charge is reflected as "Facility closure" on our consolidated income statements for the nine months ended 30 June 2021 and was not recorded in segment results.
Gain On Exchange With Joint Venture Partner
As of 30 September 2020, we held a 50% ownership interest in Tyczka Industrie-Gases GmbH ("TIG"), a joint venture in Germany with the Tyczka Group that is primarily a merchant gases business. We accounted for this arrangement as an equity method investment in our Industrial Gases – EMEA segment.
Effective 23 February 2021 (the "acquisition date"), we agreed with our joint venture partner to separate TIG into two separate businesses. On the acquisition date, we acquired a portion of the business on a 100% basis, and our partner paid us $10.8 to acquire the rest of the business. The exchange resulted in a gain of $36.8 ($27.3 after-tax, or $0.12 per share), which is reflected as “Gain on exchange with joint venture partner” on our consolidated income statements for the nine months ended 30 June 2021. The gain included $12.7 from the revaluation of our previously held equity interest in the portion of the business that we retained and $24.1 from the sale of our equity interest in the remaining business. The gain was not recorded in segment results.
We accounted for the acquisition as a business combination within our Industrial Gases – EMEA segment. The results of this business did not materially impact our consolidated income statements for the periods presented.
Tax Election Benefit And Other
In the third quarter of fiscal year 2021, we recorded an income tax benefit of $12.2 ($0.05 per share) upon release of tax reserves established in 2017 for a tax election related to a non-U.S. subsidiary and other previously disclosed items.

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Discontinued Operations
Income from discontinued operations, net of tax, was $8.2 and $18.5 for the three and nine months ended 30 June 2021, respectively. In the third quarter of fiscal year 2021, we recorded a tax benefit from discontinued operations of $8.2 ($0.04 per share) for the release of tax reserves for uncertain tax positions associated with our former Energy-from-Waste business. Additionally, we recorded a tax benefit from discontinued operations of $10.3 ($0.05 per share) in the first quarter of fiscal year 2021, primarily from the settlement of a state tax appeal related to the gain on the sale of our former Performance Materials Division in fiscal year 2017.
ADJUSTED DILUTED EPS
The table below provides a reconciliation to the most directly comparable GAAP measure for each of the major components used to calculate adjusted diluted EPS from continuing operations, which we view as a key performance metric. In periods that we have non-GAAP adjustments, we believe it is important for the reader to understand the per share impact of each such adjustment because management does not consider these impacts when evaluating underlying business performance. The per share impact for each non-GAAP adjustment was calculated independently and may not sum to total adjusted diluted EPS due to rounding.

	Three Months Ended 30 June
Q3 2021 vs. Q3 2020	Operating Income	Equity Affiliates' Income	Income Tax Provision	Net Income Attributable to Air Products	Diluted EPS
2021 GAAP	$577.1	$63.2	$101.7	$525.4	$2.36
2020 GAAP	539.2	51.2	109.3	446.5	2.01
Change GAAP					$0.35
% Change GAAP					17%

2021 GAAP	$577.1	$63.2	$101.7	$525.4	$2.36
Tax election benefit and other	—	—	12.2	(12.2)	(0.05)
2021 Non-GAAP ("Adjusted")	$577.1	$63.2	$113.9	$513.2	$2.31

2020 GAAP	$539.2	$51.2	$109.3	$446.5	$2.01
No non-GAAP adjustments	—	—	—	—	—
2020 Non-GAAP ("Adjusted")	$539.2	$51.2	$109.3	$446.5	$2.01
Change Non-GAAP ("Adjusted")					$0.30
% Change Non-GAAP ("Adjusted")					15%

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ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
We define adjusted EBITDA as net income less income (loss) from discontinued operations, net of tax, and excluding non-GAAP adjustments, which we do not believe to be indicative of underlying business trends, before interest expense, other non-operating income (expense), net, income tax provision, and depreciation and amortization expense. Adjusted EBITDA and adjusted EBITDA margin provide useful metrics for management to assess operating performance. Margins are calculated independently for each period by dividing each line item by consolidated sales for the respective period and may not sum to total margin due to rounding.
The tables below present consolidated sales and a reconciliation of net income on a GAAP basis to adjusted EBITDA and net income margin on a GAAP basis to adjusted EBITDA margin:

	Q1		Q2		Q3		Q4		Q3 YTD Total
2021	$	Margin	$	Margin	$	Margin	$	Margin	$	Margin
Sales	$2,375.2		$2,502.0		$2,604.7				$7,481.9

Net income and net income margin	$486.7	20.5%	$477.1	19.1%	$532.3	20.4%			$1,496.1	20.0%
Less: Income from discontinued operations, net of tax	10.3	0.4%	—	—%	8.2	0.3%			18.5	0.2%
Add: Interest expense	36.7	1.5%	36.1	1.4%	35.6	1.4%			108.4	1.4%
Less: Other non-operating income (expense), net	18.6	0.8%	16.8	0.7%	21.1	0.8%			56.5	0.8%
Add: Income tax provision	113.9	4.8%	121.9	4.9%	101.7	3.9%			337.5	4.5%
Add: Depreciation and amortization	323.7	13.6%	329.3	13.2%	335.7	12.9%			988.7	13.2%
Add: Facility closure	—	—%	23.2	0.9%	—	—%			23.2	0.3%
Less: Gain on exchange with joint venture partner	—	—%	36.8	1.5%	—	—%			36.8	0.5%
Adjusted EBITDA and adjusted EBITDA margin	$932.1	39.2%	$934.0	37.3%	$976.0	37.5%			$2,842.1	38.0%

	Q1		Q2		Q3		Q4		Q3 YTD Total
2020	$	Margin	$	Margin	$	Margin	$	Margin	$	Margin
Sales	$2,254.7		$2,216.3		$2,065.2		$2,320.1		$6,536.2

Net income and net income margin	$488.9	21.7%	$490.4	22.1%	$457.1	22.1%	$494.7	21.3%	$1,436.4	22.0%
Less: Loss from discontinued operations, net of tax	—	—%	(14.3)	(0.6%)	—	—%	—	—%	(14.3)	(0.2%)
Add: Interest expense	18.7	0.8%	19.3	0.9%	32.1	1.6%	39.2	1.7%	70.1	1.1%
Less: Other non-operating income (expense), net	9.1	0.4%	7.1	0.3%	8.1	0.4%	6.4	0.3%	24.3	0.4%
Add: Income tax provision	120.7	5.4%	148.5	6.7%	109.3	5.3%	99.9	4.3%	378.5	5.8%
Add: Depreciation and amortization	289.2	12.8%	294.7	13.3%	290.6	14.1%	310.5	13.4%	874.5	13.4%
Less: Company headquarters relocation income (expense)	—	—%	33.8	1.5%	—	—%	—	—%	33.8	0.5%
Less: India Finance Act 2020 - equity affiliate income impact	—	—%	33.8	1.5%	—	—%	—	—%	33.8	0.5%
Adjusted EBITDA and adjusted EBITDA margin	$908.4	40.3%	$892.5	40.3%	$881.0	42.7%	$937.9	40.4%	$2,681.9	41.0%

2021 vs. 2020	Q1		Q2		Q3				Q3 YTD Total
Change GAAP
Net income $ change	($2.2)		($13.3)		$75.2				$59.7
Net income % change	—%		(3%)		16%				4%
Net income margin change	(120) bp		(300) bp		(170) bp				(200) bp
Change Non-GAAP
Adjusted EBITDA $ change	$23.7		$41.5		$95.0				$160.2
Adjusted EBITDA % change	3%		5%		11%				6%
Adjusted EBITDA margin change	(110) bp		(300) bp		(520) bp				(300) bp

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The tables below present sales and a reconciliation of operating income and operating margin to adjusted EBITDA and adjusted EBITDA margin for each of our regional industrial gases segments for the three months ended 30 June 2021 and 2020:

Sales	Industrial Gases– Americas		Industrial Gases– EMEA		Industrial Gases– Asia
Q3 2021	$1,063.3		$623.3		$751.8
Q3 2020	849.9		429.7		651.9

	Industrial Gases– Americas		Industrial Gases– EMEA		Industrial Gases– Asia
Q3 2021 GAAP
Operating income	$286.0		$140.1		$219.1
Operating margin	26.9%		22.5%		29.1%
Q3 2020 GAAP
Operating income	$248.3		$105.1		$221.9
Operating margin	29.2%		24.5%		34.0%
Q3 2021 vs. Q3 2020 Change GAAP
Operating income $ change	$37.7		$35.0		($2.8)
Operating income % change	15%		33%		(1%)
Operating margin change	(230)	bp	(200)	bp	(490)	bp

Q3 2021 Non-GAAP
Operating income	$286.0		$140.1		$219.1
Add: Depreciation and amortization	154.2		58.7		113.8
Add: Equity affiliates' income	24.6		13.5		23.5
Adjusted EBITDA	$464.8		$212.3		$356.4
Adjusted EBITDA margin	43.7%		34.1%		47.4%
Q3 2020 Non-GAAP
Operating income	$248.3		$105.1		$221.9
Add: Depreciation and amortization	142.8		47.3		92.9
Add: Equity affiliates' income	19.9		17.4		11.7
Adjusted EBITDA	$411.0		$169.8		$326.5
Adjusted EBITDA margin	48.4%		39.5%		50.1%
Q3 2021 vs. Q3 2020 Change Non-GAAP
Adjusted EBITDA $ change	$53.8		$42.5		$29.9
Adjusted EBITDA % change	13%		25%		9%
Adjusted EBITDA margin change	(470)	bp	(540)	bp	(270)	bp
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ADJUSTED EFFECTIVE TAX RATE
The effective tax rate equals the income tax provision divided by income from continuing operations before taxes.
When applicable, the tax impact of our pre-tax non-GAAP adjustments reflects the expected current and deferred income tax impact of our non-GAAP adjustments. These tax impacts are primarily driven by the statutory tax rate of the various relevant jurisdictions and the taxability of the adjustments in those jurisdictions.

	Three Months Ended 30 June
	2021	2020
Income tax provision	$101.7	$109.3
Income from continuing operations before taxes	$625.8	$566.4
Effective tax rate	16.3%	19.3%

Income tax provision	$101.7	$109.3
Tax election benefit and other	12.2	—
Adjusted income tax provision	$113.9	$109.3

Income from continuing operations before taxes	$625.8	$566.4
No impact from non-GAAP adjustments	—	—
Adjusted income from continuing operations before taxes	$625.8	$566.4

Adjusted effective tax rate	18.2%	19.3%

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CAPITAL EXPENDITURES
We define capital expenditures as cash flows for additions to plant and equipment, acquisitions (less cash acquired), and investment in and advances to unconsolidated affiliates. A reconciliation of cash used for investing activities to our reported capital expenditures is provided below:

	Nine Months Ended
	30 June
	2021	2020
Cash used for investing activities	$2,318.0	$4,330.9
Proceeds from sale of assets and investments	30.0	74.3
Purchases of investments	(1,953.8)	(2,515.5)
Proceeds from investments	1,535.2	177.0
Other investing activities	4.1	2.9
Capital expenditures	$1,933.5	$2,069.6
The components of our capital expenditures are detailed in the table below:

	Nine Months Ended
	30 June
	2021	2020
Additions to plant and equipment	$1,847.8	$2,045.2
Acquisitions, less cash acquired	9.8	—
Investment in and advances to unconsolidated affiliates	75.9	24.4
Capital expenditures	$1,933.5	$2,069.6
We expect capital expenditures for fiscal year 2021 to be approximately $2.5 billion. This guidance does not include the Jazan transaction.
It is not possible, without unreasonable efforts, to reconcile our forecasted capital expenditures to future cash used for investing activities because we are unable to identify the timing or occurrence of our future investment activity, which is driven by our assessment of competing opportunities at the time we enter into transactions. These decisions, either individually or in the aggregate, could have a significant effect on our cash used for investing activities.

OUTLOOK
The guidance provided below does not include the Jazan transaction. This guidance is provided on an adjusted continuing operations basis and is compared to adjusted historical diluted EPS. These adjusted measures exclude the impact of certain items that we believe are not representative of our underlying business performance, such as the incurrence of additional costs for cost reduction actions and impairment charges, or the recognition of gains or losses on disclosed items. It is not possible, without unreasonable efforts, to identify the timing or occurrence of these events or the potential for other transactions that may impact future GAAP EPS. Furthermore, it is not possible to identify the potential significance of these events in advance, but any of these events, if they were to occur, could have a significant effect on our future GAAP EPS. Accordingly, management is unable to reconcile, without unreasonable effort, the Company’s forecasted range of adjusted EPS on a continuing operations basis to a comparable GAAP range. The per share impact for each non-GAAP adjustment was calculated independently and may not sum to total adjusted diluted EPS due to rounding.

	Diluted EPS
	Q4	Full Year
2020 Diluted EPS	$2.19	$8.55
Company headquarters relocation (income) expense	—	(0.12)
India Finance Act 2020	—	(0.06)
2020 Adjusted Diluted EPS	$2.19	$8.38
2021 Adjusted Diluted EPS Outlook	2.44–2.54	8.95–9.05
$ Change	0.25–0.35	0.57–0.67
% Change	11%–16%	7%–8%